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                                                                       EXHIBIT 4

                       THIRD AMENDMENT TO LOAN AGREEMENT

     Amendment, dated as of the 31st day of December, 1998, by and between Tuscarora Incorporated, a Pennsylvania corporation (the "Borrower"), and Mellon Bank, N.A., a national banking association (the "Bank") ("Third Amendment").

                              W I T N E S S E T H:

     WHEREAS, the Borrower and the Bank entered into that certain Loan Agreement, dated as of August 14, 1996, by and between the Borrower and the Bank pursuant to which the Bank has extended to the Borrower a revolving credit facility in the original principal amount not to exceed Forty Million and 00/100 ($40,000,000.00) Dollars and a term facility in the original principal amount of Thirty Seven Million and 00/100 ($37,000,000.00) Dollars, as amended by (i) the First Amendment to Loan Agreement, dated as of February 20, 1998, by and between the Borrower and the Bank, and (ii) the Second Amendment to Loan Agreement, dated as of October 16, 1998, by and between the Borrower and the Bank (as amended from time to time, the "Agreement"); and

     WHEREAS, the Borrower desires to amend certain provisions of the Agreement, and the Bank desires to permit such amendments pursuant to the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. All capitalized terms used herein, which are defined in the Agreement, should have the same meaning herein as in the Agreement unless the context clearly indicates otherwise.

     2. The first sentence of Section 2.01(a) of the Agreement is hereby deleted in its entirety and in its stead is inserted the following:

         (a) Revolving Credit Loans. Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Bank agrees to make, continue or convert loans (the "Revolving Credit Loans") to the Borrower at any time or from time to time on or after the Closing Date and to and including the day immediately preceding the Revolving Credit Expiry Date, in an aggregate principal amount not exceeding at any one time outstanding Forty Eight Million and 00/100 ($48,000,000.00) Dollars (the "Revolving Credit Facility Commitment").

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     3. The Borrower hereby reconfirms and reaffirms all representations and warranties, agreements and covenants made by it pursuant to the terms and conditions of the Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Agreement.

     4. The Borrower hereby represents and warrants to the Bank that (a) the Borrower has the legal power and authority to execute and deliver this Third Amendment; (b) the officers of the Borrower executing this Third Amendment have been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions hereof; (c) the execution and delivery hereof by the Borrower and the performance and observance by the Borrower of the provisions hereof and the Agreement and all documents executed or to be executed herewith and therewith, do not violate or conflict with the organizational agreements of the Borrower or any Law applicable to the Borrower or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against the Borrower; (d) this Third Amendment, the Agreement and the documents executed or to be executed by the Borrower in connection herewith or therewith constitute valid and binding obligations of the Borrower in every respect, enforceable in accordance with their respective terms.

     5. The Borrower represents and warrants that (i) no Event of Default (as defined in the Agreement) exists under the Agreement, nor will any occur as a result of the execution and delivery of this Third Amendment or the performance or observance of any provision hereof and (ii) it presently has no claims or actions of any kind at law or in equity against the Bank arising out of or in any way relating to the Agreement or the Loan Documents.

     6. Each reference to the Agreement that is made in the Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to Agreement as amended hereby.

     7. Except as amended hereby, all of the terms and conditions of the Agreement shall remain in full force and effect. This Third Amendment amends the Agreement and is not a novation thereof.

     8. This Third Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.



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     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Third Amendment to be duly executed as of the date first above written.

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ATTEST:                                                 Tuscarora Incorporated
By: /s/ Brian C. Mullins                                By: /s/ John P. O'Leary, Jr.
   ----------------------------------                      ---------------------------------------
Print Name: Brian C. Mullins                            Print Name: John P. O'Leary, Jr.
           --------------------------                              -------------------------------
Title: Sr. Vice President & Treasurer                   Title: President & Chief Executive Officer
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                                                        Mellon Bank, N.A.

                                                        By: /s/ Dwayne R. Finney
                                                           ---------------------------------------
                                                        Title: Vice President
                                                           ---------------------------------------
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